Item 77J(2)
Burnham Investors Trust
Form N-SAR for Six months Ended December 31, 2009

Burnham Investors Trust

Procedures for Valuation of Securities for which Market Quotations are Not Readily Available or are Considered Unreliable

(“Fair Value” Procedures)

The Board of Trustees of Burnham Investors Trust (the “Trust”) has adopted the following procedures:

DELEGATION OF RESPONSIBILITIES

The Board of Trustees hereby delegates to the Valuation Committee of the Trust (the “Trust’s Valuation Committee” the responsibility of determining the “Fair Value” of any security or financial instrument (a “Security”) owned by any series of the Trust (each, a “Fund”) for which market quotations are not readily available or current market quotations may be unreliable.  A listing of the members of the Trust’s Valuation Committee is attached hereto.  “Fair Value” of a Security means the price it is believed the Fund could reasonably be expected to receive upon the current sale of the Security (i.e., an orderly disposition over a reasonable period).

The Board of Trustees and the Trust’s Valuation Committee hereby delegate to the Valuation Committee of Burnham Asset Management Corp. (the “Adviser’s Valuation Committee”) the responsibility of determining the Fair Value of any Security owned by a Fund for which market quotations are not readily available or current market quotations may be unreliable provided that each of the following conditions is satisfied:

-
If the Security is to be valued using Fair Value pricing such that the difference between such Security’s previous valuation (or cost if such Security is newly acquired) and the valuation proposed by the Adviser’s Valuation Committee represents less than ¾ of 1% of such Fund’s net asset value (“NAV”);

-	If the Security represents less than 5% of such Fund’s NAV is to be valued using Fair Value pricing; and

-	If two or more Securities are to be valued using Fair Value pricing that, when aggregated, represented less than 10% of such Fund’s NAV.

The Adviser’s Valuation Committee is authorized to determine the Fair Value of any such Security without any action required by the Trust’s Valuation Committee.  A listing of the members of the Adviser’s Valuation Committee is attached hereto.  If the aforementioned conditions are not satisfied and the Trust’s Chief Financial Officer (or his designee) after a good faith, reasonable effort is unable to reach the Board’s Valuation Committee to determine the Fair Value of any Security owned by a Fund for which market quotations are not readily available or current market quotations may be unreliable, the Adviser’s Valuation Committee shall make such determination of Fair Value, subject to ratification of such valuation by the Board’s Valuation Committee on the following business day.

VALUATION COMMITTEE MEETINGS

The need to call a meeting of either Valuation Committee to consider a Fair Value determination may arise as a result of any number of events that impact the availability or reliability of the market quotations for securities held by a Fund.  For example:  a Fund is unable to obtain a price for a given Security; the price obtained is not believed to represent market value at the time of determination of a Fund’s NAV; there are abnormal fluctuations in prices received from a pricing service or broker; there exists a belief that inaccurate pricing data has been received from a pricing service or broker; or trading in a Security is halted.  These procedures are intended to provide guidance to the Valuation Committees and the Funds’ service providers concerning the types of circumstances that may require a meeting of either or both Valuation Committees.

The Trust’s Chief Financial Officer (or his designee) shall call a meeting of the Adviser’s Valuation Committee if action is required and permitted to be taken by the Adviser’s Valuation Committee by these Fair Value Procedures.  Alternatively, the Chief Financial Officer (or his designee) shall call a meeting of the Trust’s Valuation Committee if action is required by these Fair Value Procedures that cannot be taken by the Adviser’s Valuation Committee.  The Chief Financial Officer (or his designee) and any member of the Trust’s Valuation Committee may also call a meeting of the Trust’s Valuation Committee at such other times as s/he deems necessary, desirable or appropriate in furtherance of the of these Fair Value Procedures.

A Valuation Committee shall meet, as required, either in person or by telephone on the day on which a Security is first valued using Fair Value pricing and at such other times that action by the Committee may be deemed necessary, desirable or appropriate.

Action may be taken at any meeting of either Valuation Committee where at least any two members of such Committee are present and approve the action in question.  It is recommended, but not required, that the portfolio manager who purchased the Security at issue for the Fund participate in the meeting.  A majority of the members of a Valuation Committee present at a meeting shall be required to take action of such Committee.

Each Valuation Committee shall record on the Valuation Form (attached hereto as Exhibit A) its determination with respect to the pricing of each Security that is valued using Fair Value pricing. A summary of each action taken by a Valuation Committee, as reflected on the Valuation Form, shall promptly be to any other members of such Valuation Committee who did not participate at the meeting.  A member of a Valuation Committee who did not participate in a Committee action with respect to a particular Security may call another meeting of such Committee to discuss future valuations of the Security at issue.

IDENTIFICATION

The Funds’ investment adviser or subadviser, as the case may be (together, the “Adviser”), is charged with the responsibility of identifying securities that may require a Fair Value determination by a Valuation Committee (a “Security Identification”).  The Chief Financial Officer (or his designee) shall be responsible for promptly advising the applicable Valuation Committee of any such Security Identification and promptly providing such Valuation Committee with market information regarding the Security or similar securities.

DETERMINING A CALCULATED VALUE

As promptly as practicable after a Security Identification, the applicable Valuation Committee shall (i) gather relevant information from available sources, as described below; (ii) determine the recommended methodology for valuing the Security, based on all facts and information gathered; and (iii) use the gathered information and an appropriate methodology to calculate the value of the Security (the “Calculated Value”).

RELEVANT INFORMATION

When determining the Calculated Value, a Valuation Committee may consult with and gather information from the Adviser as well as other sources.  These sources may include one or more of the following, or any other available information, as deemed applicable by such Valuation Committee:

(a)
any available market prices for the Security or for securities deemed comparable, including derivative securities, ADRs, closed-end fund shares and financial products tied to baskets of securities, as well as the frequency of trades or quotes and the trading volume on other markets, exchanges or among dealers, for the Security and comparable securities;

(b)	dealer valuations of the Security or securities deemed comparable;

(c)	determinations of value by one or more pricing services for the Security or securities deemed comparable;

(d)	the cost of the Security at the date of purchase;

(e)	fundamental analytical data relating to the issuer of the Security;

(f)	the nature and duration of restrictions, if any, on disposition of the Security;

(g)
an evaluation of the forces which influence the market in which the Security may be purchased and sold, including the number of dealers willing to purchase or sell the Security, the number of potential purchasers and the nature of the marketplace trades;

(h)	the type of Security and relevant financial statements;

(i)	the discount, if any, applied by dealers from market value of unrestricted securities of the same class at the time of purchase;

(j)	special reports, if any, prepared by qualified analysts;

(k)	information as to any recent transactions or offers with respect to the Security;

(l)	the existence of merger proposals, tender offers or similar circumstances affecting the Security;

(m)	the price and yield (including yield spreads to similar instruments) of similar securities of the issuer or comparable companies;

(n)	the size of the holdings;

(o)	the liquidity and depth of the market of the same class of securities;

(p)	the existence of any undertaking to register restricted securities and any costs the fund might bear in connection with registration;

(q)	foreign currency exchange ratios and their fluctuation;

(r)	currency restrictions;

(s)	investment repatriation restrictions;

(t)	the applicable country’s or geographic region’s political and economic environment;

(u)	changes in interest rates;

(v)	observations from financial institutions;

(w)	government (domestic or foreign) actions or pronouncements;

(x)	other news events; and

(y)
factors relating to the event that precipitated the pricing issue, whether the event is likely to recur, whether the effects of the event are isolated or whether they affect entire markets, countries, or regions.

CALCULATION METHODOLOGY

A Valuation Committee shall consider all factors readily available and deemed relevant by the applicable Valuation Committee (such as those specified under “Relevant Information” above) in determining the recommended methodology for valuing the Security.  A Valuation Committee may employ any methodology which, considering such factors, is reasonably designed to calculate the amount that the Fund could reasonably be expected to receive upon the sale of the Security in an orderly disposition over a reasonable period.

ADDITIONAL GUIDELINES

In addition to the above, a Valuation Committee shall use the following guidelines in making a Fair Value determination.

1. Trading Halt For Corporate Actions.  For a Security that has stopped trading on its primary exchange prior to a corporate action, and no other significant information (including other secondary market trading activity) is readily available, the Security should be valued at the last sale price on that exchange subject to any price adjustments reflected by the terms of the corporate action (e.g., dividing the price by two in the case of a two-for-one stock split).  If significant news is discovered during the halted trading period, and no other markets have trading activity for the Security, then the price of the Security should be adjusted to reflect that news pursuant to Guideline 3 below.

2. Primary Market Closed.  For a Security whose primary market is closed, but other markets have trading activity for the Security, the Valuation Committee should try to obtain the last sale prices from the market with the greatest volume for that business day, or, if sales prices are not published, the mean between representative bid and asked quotes (or the Nasdaq Official Closing Price, if applicable), and use that price as the value of the Security, if the Valuation Committee believes that price is reliable.

3. Extraordinary Events after Obtaining Prices.  Occasionally, a significant event may occur between the time the last “current” market quotation is available for a Security and the time that the Fund’s NAV is next determined.  This type of significant event may call into doubt whether that earlier market quotation is reliable at the time the Fund’s NAV is determined, and, if so, shall require a Valuation Committee to determine a Calculated Value for the Security.

4. Stale Prices and Wide Price Fluctuations.  Each Security held by a Fund must be valued every day that the Fund is open for business.  The Funds’ administrator shall seek to verify the accuracy or reliability of the price of any Security that has an unchanged price for five consecutive days.  If a Security has an unchanged price for six consecutive days (i.e., the security has a “stale price”), the Funds’ administrator shall contact the Chief Financial Officer (or his designee) who shall call a meeting of the applicable Valuation Committee.  The applicable Valuation Committee shall attempt to verify the accuracy or reliability of the price of such Security and/or determine a Calculated Value for such Security.  Means of verification may include, but are not limited to, the examination of recent trading activity and obtaining indications of possible market valuations from independent brokers and market makers.  The Funds’ administrator shall continue to notify the Chief Financial Officer (or his designee), no less frequently than once a week, if the price of a Security remains unchanged.

5. Securities Not Yet Trading, Including Certain Initial Public Offerings (“IPOs”).  A Security purchased by the Fund but not yet trading, which may include IPO Securities, shall be generally valued at its cost.  However, the Adviser’s Valuation Committee shall monitor any such Securities valued at cost to assess whether an alternative valuation is more appropriate due to a significant event that calls into doubt whether a valuation at cost is reliable at the time the Fund’s NAV is determined.  If so, the applicable Valuation Committee shall determine a Calculated Value for the Security.

REPORTS TO THE BOARD; BOARD REVIEW

At each regularly scheduled meeting of the Board of Trustees, each Valuation Committee shall (i) specifically identify any Security for which the Valuation Committee determined a Fair Value in accordance with these procedures; and (ii) submit a written report describing the basis of the Valuation Committee’s determination of Fair Value for all Securities other than those Securities described in paragraphs 4. and 5. under the section entitled “Additional Guidelines” herein.  Such information may consist of copies of the applicable Valuation Forms.

Each Valuation Committee shall retain records of all Fair Value determinations as completed by it under these procedures.

The Board shall review these procedures from time to time to determine their adequacy, whether any changes in these procedures are necessary, desirable or appropriate, and whether Fair Value pricing determinations were made in good faith and in a manner consistent with these procedures.

Dated:  March 3, 2004
Amended:  May 25, 2005
Amended: August 15, 2005
Amended: May 18, 2006
Amended August 20, 2009

US1DOCS 1854848v3

Exhibit A

Valuation Form

From:           Trust’s Valuation Committee
Adviser’s Valuation Committee
[Specify which Committee took action]
Date:
___________________________________________________________________________

1.           General Description:

Fund:
Portfolio Manager:
Security:
Number of Shares:
Purchase Date:
Last Trade:
Prior Day’s Price:
Manual Price:
Opening Price Upon Trading:
Valuation (as a % of net assets):
Impact to NAV:

2.           Does the Adviser’s Valuation Committee have authority do value the Security? (all of the following questions must be answered “Yes” for authority to exist.)

3.       Background:  [Describe the security, the terms of its purchase, and any special factors that might affect its value (e.g., in the case of restricted securities, the existence of registration rights or the level of liquidity for unrestricted securities of the same class).]

4.           Current Valuation:  [Describe the method by which the security is currently being valued (e.g., “The security is valued at a _X_% discount to the unrestricted securities of the same class”).]

5.           Recommendation:  [Formulate a recommendation as to whether the security should continue to be priced in the manner described in Section 3 above or if a different pricing methodology should be used (and describe such different methodology).]

Added Info:  Index Up or Down
******
Action was taken by the following Valuation Committee Members:  [List names]

US1DOCS 1854848v3